WINDSOR REAL ESTATE INVESTMENT TRUST 8 PROXY STATEMENT

                                 (ADVISOR FORM)

                                QUESTIONS & ANSWERS


1.   Q.   I  don't want to read all this stuff -- can you just tell me what
          I'm voting on?

     A.   There are four proposals being presented to Shareholders.

          Proposals 1 and 2 involve the amendment and restatement of the Declaration of Trust of the Trust to convert the Trust from a finite-life entity to an infinite-life entity, and to create a more flexible entity and structure, which will allow the Trust to begin implementing its growth plan.

          A number of important actions will be taken promptly upon approval of the Proposals.

          Upon approval of the Proposals, the Trust will create an UPREIT structure that is similar to that used by a substantial number of leading real estate investment trusts and begin an aggressive acquisition campaign. If the Trust is successful in the implementation of its growth plan, the Trust will also seek to list the Common Shares of the Trust on a national securities exchange or NASDAQ, and if deemed appropriate, raise capital through an underwritten public offering of Shares.

          In addition to the Organizational Amendments, there are two other proposals for the Shareholders to consider. The first is the adoption of an Equity Compensation Plan for the Trust. By using options and other securities of the Trust to pay its key employees, the Trust is able to tie their compensation to the success of the Trust.

          The last proposal is to re-elect the existing Trustees for an additional year. This gives the Trustees an opportunity to implement the growth plan and effect the changes that they envision for the Trust.

2.   Q.   What happens if this is approved?

     A.   See Answer 1 above.

          If the Organizational Amendments are approved, it is expected that the Trust will engage in certain transactions and effect certain changes that are expected to benefit the Trust's Shareholders. They are briefly, (i) the Additional Chateau Investment, (ii) the creation of an UPREIT structure to

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          facilitate  tax-free  and  tax-deferred acquisitions,  (iii)  the implementation of a growth oriented Business Plan, and (iv) if successful in the implementation of the Business Plan, the future listing of Common Shares of the Trust on a national securities exchange or NASDAQ, and if deemed appropriate, raising capital through an underwritten public offering of Shares.

3.   Q.   What happens if this is not approved?

     A. Not much, probably. It is expected that the Trust will probably continue in accordance with is existing plans and policies.

4.   Q.   How do I benefit?

     A. The Trustees believe that adopting the Organizational Amendments will benefit the Trust and its Shareholders in a number of ways including the following:

          i) the Trust will be positioned to capitalize on acquisition and development opportunities;

          ii)  the  Trust's  more  flexible   organizational   and  capital
               structure should position the Trust for additional growth;

          iii) the Trust will have the opportunity to diversify its portfolio of properties as the Trust acquires additional properties over time;

          iv) if the Organizational Amendments are approved and the Trust is successful in implementing the Business Plan, the Trust anticipates that it may be able to list the Common Shares on a national securities exchange or include them for quotation on NASDAQ, within two to four years following the adoption of the Organizational Amendments, thereby greatly enhancing Shareholders' liquidity;

          v)   the successful implementation  of  the Trust's Business Plan
               will  provide  opportunities  for  the  Trust   to  increase
               distributions to Shareholders over time; and

          vi) with a more flexible capital and operating structure the Trust will be able to respond more efficiently too, and anticipate the occurrence of, changing conditions in the United States equity markets.

5.   Q.   What risks are involved?


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     A.   Risk factors relating to the Organizational  Amendments  are  set forth on pages 17 through 20 of the Proxy Statement. The risks identified in the Proxy Statement include the following:

          i) the fundamental change in the nature of the Shareholders' investment in the Trust and changes in Shareholders' rights;

          ii) the possible mandatory redemption of Preferred Shares by the Trust under the Amended Declaration;

          iii) the current and potential conflicts of interest arising out of the Trust's relationship with Chateau, and the Trust's Advisor, which is also owned by Chateau;

          iv) Chateau's future control of the Trust and its affairs following the adoption of the Amended Declaration and By-laws and the Additional Chateau Investment;

          v) constraints on growth opportunities and the implementation of the Business Plan, and no assurance of the availability of capital or other financing;

          vi) the risk that the properties that the Trust acquires and develops may fail to perform in accordance with the Trust's expectations; and

          vii) the   risks   associated  with  increased  indebtedness  and
               leverage.

          While the Trustees believe that it is important for the Shareholders to be aware of these, they note that they considered such risk factors in the making of their recommendation that the Shareholders vote for the Organizational Amendments, and that they concluded that the potential benefits of adopting the Organizational Amendments far outweighed the potential risks.

6.   Q.   What other options do I have?

     A. As a practical matter, as a Shareholder of the Trust you only have a couple of options. First, you can vote for or against the Proposals, or you can abstain from voting. If you, and the other Shareholders, vote for the Organizational Amendments the Trust will make a significant number of changes, and begin implementing its growth plan. We, as the Advisor to the Trust, and the Trustees, believe without question that this is the best thing for the Trust to do at this time, and that the Shareholders are likely to receive substantial benefits.

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          If  you   and   the   other   Shareholders   vote  "against"  the
          Organizational Amendments, fail to, or don't vote with respect to the Proposals, we don't see much happening. You, and the other Shareholders will continue to have a limited opportunity to sell your shares, to the extent the Trust is in a position to pay dividends on the shares it will continue to do so.

          Lastly, you can always sell your Shares in the Trust. Giving the limited trading activity and limited demand for the Shares, we don't think that's a very attractive option.

7.   Q.   What if the Shareholders don't vote for the Proposals?  What if I don't do anything personally, am I bound by the Vote?

     A.   See the second paragraph of Answer 6 above.

          If YOU don't do anything, you will be considered to have abstained from voting with respect to each of the Proposals, which has the same effect as voting against them. In doing so, you are effectively leaving the decision to adopt or reject the proposals in the hands of the other Shareholders, but as a Shareholder you will be bound by the vote regardless of whether you vote.

8.   Q.   What is a "finite" life REIT?  What is an "infinite" life REIT?

     A. Generally, a finite-life REIT is one that engages in a single public offering, invests that proceeds from such offering in properties, and then holds such properties until a predetermined liquidation date, or sells its properties over time. Proceeds from sales or financing of properties are typically distributed to Shareholders and are not reinvested in properties.

          An infinite-life REIT has no preset liquidation date, and generally is designed to be a growth-oriented entity that continues to increase its portfolio of properties over time, and to engage in additional public offerings of Shares to enable it to acquire additional properties and to grow, and seeks to create abroad public market for its shares.

9.   Q.   What are the advantages/disadvantages to me if this is approved?

     A. If the Organizational Amendments are approved, it is expected that the Trust will engage in certain transactions and effect certain changes that are expected to benefit the Trust's Shareholders. They are briefly, (i) the Additional Chateau Investment, (ii) the creation of an UPREIT structure to

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          facilitate  tax-free  and  tax-deferred acquisitions,  (iii)  the implementation of a growth oriented Business Plan, and (iv) if successful in the implementation of the Business Plan, the future listing of Common Shares of the Trust on a national securities exchange or NASDAQ, and if deemed appropriate, raising capital through an underwritten public offering of Shares.

          The Trustees anticipate that if the Trust is successful in doing these things that the Shares will increase in value, and that it will be easier for Shareholders to sell their Shares, or buy additional Shares.

          See also Answer 4 above.

          The potential disadvantages of the Proposals to a Shareholder are for the most part set forth in the "risk factors" section of the document on pages 17 through 20.

10.  Q.   Why are you making these changes?  How do they benefit you?

     A. Our role, as you are aware, is to be the Advisor to the Trust. While we also believe that the Organizational Amendments are in the best interests of the Trust's Shareholders, it is the Trustees of the Trust who are making the Proposals, and ultimately, it's you the Shareholders who will be giving the Trustees final authority to proceed with the Proposals, and other changes to be effected upon their approval.

          If the Organizational Amendments are approved, and the Trust is successful in implementing the growth plan, we as the Advisor, will also benefit. First, because part of our compensation is based upon the total value of the Trust's assets, if the value of the Trust's assets goes up, this portion of our compensation will go up as well. Additionally, to the extent that we are the procuring cause with respect to the acquisition of a property (and no other broker is involved on the buying side), the
          Advisory Agreement permits us to receive a portion of the brokerage fee paid by the sellers (but at no cost to the Trust, of course). Finally, to the extent the Trust is highly successful in implementing the growth plan, and that it achieves returns that exceed the Liquidation Preferences of the Shares, the Advisor would receive 15% of any such excess, upon any liquidation of the Trust, with the Shareholders receiving the other 85%.


11.  Q.   What are the costs involved to make these changes in the Trust?


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     A.   The Trustees have  estimated  the  costs  in  connection with the preparation of the Proxy Statement and related documents and presenting the Proposals to the Shareholders at the Annual Meeting to be approximately $125,000. These costs relate to work which will already have been done for the Trust at the time of the Annual Meeting. Accordingly, they will be incurred by the Trust regardless of whether the Proposals are adopted.

12.  Q.   How did Chateau get involved with this?  Why?

     A. First of all the Proposals are being proposed by the Trustees, not Chateau. The Trust's relationship with Chateau goes back quite a ways, and given the benefits of that relationship so far, we and the Trustees hope that it continues far into the future. Chateau first came into contact with the Trust in 199_, when it began to supply on-site management services to the Trust, and certain affiliate of the Trust, then, in September 1997, Chateau purchased all of the outstanding capital stock of The Windsor Corporation, the Advisor to the Trust.

          If Proposals 1 and 2 are approved, Chateau has advised the Trust that it will make the Additional Chateau Investment and that it intends to announce that the Trust will be a primary vehicle through which Chateau will make investments in manufactured home communities that do not fit the core asset type typical of the existing Chateau portfolio, which is characterized by large, stable, institutional-quality, fully amenitized properties. The Trust's future affiliation with Chateau will benefit the Trust by providing it with access to Chateau's national organization, management team and investment and management philosophies. A large part of implementing the business plan of the Trust will involve working "in tandem" with Chateau and its management. Hence, the new proposed name of the Trust, "N" Tandem.

13.  Q.   What if I don't like the way the new Trust (N' Tandem)  is  being run -- what can I do about it?

     A. First off, we don't expect that to happen, as we think the Trust will be successful in implementing the growth-plan, that the Trust's Shareholders will reap substantial benefits, and generally that the Shareholders will be VERY happy with the Trust's new direction. That being said, we are very open to hearing from our Shareholders, to the extent you have questions about why were doing things a certain way, or disagree with any of our decisions, we would like to hear from you.

14.  Q.   Where can I get a copy of the Investor's names and addresses?

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     A.   A  list  of  names  and addresses of Shareholders of the Trust is available to any Shareholder who makes a request to the Trust for the same. We would expect, of course that any recipient of a shareholder list will comply with federal and state securities laws in connection with the use of the list.

15.  Q.   What are my tax consequences?

     A. The Trust's lawyers have advised the Trust that there are no tax consequences to the Trust, or Shareholders of the Trust, which will occur as a result of the adoption of the Organizational Amendments generally. Each Shareholder's original basis in his or her Shares, and holding period, will remain unchanged.

16.  Q.   Please explain "Cumulative Voting Option."

     A. Under regular voting a Shareholder has a right to cast one vote "for" or "against" each nominee for Trustee, for each Share held. Under the Cumulative Voting Option, each Shareholder is entitled to three votes per share held, which may be allocated among the nominees in such Shareholder's discretion. The cumulative voting option will no longer exist if the Organizational Amendments are approved.

17.  Q.   Explain the "Equity Compensation Plan."

     A. Under the Equity Compensation Plan a compensation committee of the Board may make grants of incentive stock options, non-
          qualified stock options, restricted shares and dividend equivalent rights.

          The principal purpose of the Plan is to afford the Trust with the flexibility to pay key employees with future equity of the Trust, rather than cash, thereby reducing the current operating expenses of the Trust. Additionally, by using options and other securities of the Trust to pay its key employees, the Trust is able to tie their compensation to the success of the Trust. If the key employees are successful in implementing the Trust's growth plan, and the Trusts shares increase in value, the key employees, like the Shareholders, will benefit from this. On the other hand, if the key employees are not successful in their efforts, they will end up receiving substantially less in total compensation, than they would have received if their compensation were only cash.

          The purpose of the Equity Compensation Plan is to (i) provide incentive to key employees, officers and trustees of the Trust and other persons expected to provide significant services to the

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          Trust,  including the employees, officers and  directors  of  the
          Advisor,  (ii)  to  encourage  proprietary interest in the Trust,
          (iii) to encourage such key employees to remain in the employ of the Trust and the Advisor, (iv) to attract new employees with
          outstanding   qualifications,   and   (v)  to  afford  additional
          incentive to others to increase their efforts in providing significant services to the Trust and the Advisor.

18.  Q.   What will be the Business Plan of the  Trust?  How will it differ in the future from what it is now?

     A. The main thrust of the Trust's new Business Plan is to aggressively grow the Trust, principally through the acquisition of properties. It is expected that the Trust will, to the extent possible, utilize a self-financing structure, and that the Trust will employ higher levels of leverage than it has in the past and will focus primarily on "lower profile assets" meaning properties
          (i) that are typically not part of a portfolio of manufactured housing community properties; (ii) that are located in tertiary demographic and geographic markets; (iii) that are not managed by a nationally known manufactured home community operator; (iv) that may be managed by an on-site owner who lives at the property; and (v) that may be smaller and are likely to have fewer amenities, and a greater proportion of single-wide homes than the typical Chateau community. In implementing the growth plan, it is also expected that the Trust will work in tandem with executives and management of Chateau, and as a result be able to take advantage of their vast knowledge and experience in the manufactured home community industry.

          The  Trust  expects  that  a  substantial  portion of its  future acquisitions will utilize a structure involving (i) the assumption of existing mortgage indebtedness, or new mortgage financing, and (ii) the issuance of OP Units in the Operating Partnership to sellers, in exchange for their equity in the property being acquired. By utilizing this structure, acquisitions are effectively self-financed, and no outside financing or funding is required. Additionally, to the extent the Trust deems it desirable, the Trust may choose to utilize second mortgages, or leveraged refinancings to provide the Trust with additional capital for further acquisitions.

19.  Q.   How  will  these  changes  affect  the  value of my Shares and/or distributions?

     A. Following Shareholder approval of the Proposals, the Trustees intend to continue to pay the Preferred Shares Dividend and Common Shares Dividend in accordance with past practice. If the Trust is successful in implementing its growth plan, the Trustees expect that they will be able to increase distributions to Shareholders over time, and that there will be a substantial
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          increase  in  the market value of and liquidity  of  the  Trust's
          Shares.
20.  Q.   Where is the Trust getting the money to buy more properties?

     A. While the Trust is likely to seek to make a significant private placement of Shares in order to partially fund its growth plan, it is expected that a majority of acquisitions will utilize a self-financing structure.

          See second paragraph of Answer 18 above.

21.  Q.   What  is  each  of my Shares worth today?  Will this change?  How much?

     A. Although Shares do occasionally trade through an informal secondary market, there is no established trading market for the Shares. As for recent sales, sales of shares over the past few
          months, though infrequent ranged from $          to  $        per
          share.

          The Trustees hope that if the new Business Plan of the Trust is successfully implemented following Shareholder approval will result in greater distributions to Shareholders over time, and in an increase in the market value of and liquidity of the Trust's Shares.

22.  Q.   How much have I received in distributions to date?

     A.   The Trust has paid  quarterly  dividends  on  its shares from its
          inception  at  a  rate  of  $         per  share.   The   Trust's
          historical distributions on the Shares are set forth on page 10 of the Proxy Statement.

23.  Q.   How can I dispose of my Shares now (or later)?

     A. As you are probably aware a formal trading market for the Shares does not exist. The Trustees anticipate that sales of Shares by Shareholders following the adoption of the Organizational Amendments will need to continue to be made in the same manner as before, unless and until the Trust is successful in listing Shares on a national securities exchange or NASDAQ.

24.  Q.   What do the Trustees get out of this?  What have they received so far?

     A.   The adoption of the Organizational  Amendments will not in and of
          itself  not  directly  benefit  any  of  the  Trustees.   Certain
          benefits are expected to accrue to Chateau, as a Shareholder of the Trust, and as the owner of the Advisor. These benefits are described in the Proxy Statement. Under the Equity Compensation Plan, each of the Trustees of the Trust will be eligible to receive grants under the Plan. If the Trustees are able to grow
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          the  Trust through the implementation of the Business  Plan,  and such growth increases the value of the Trust's Shares, the value of any grants received by them would also increase in value.

25.  Q.   What do you think I should do?

     A. We think you should vote your shares for the Proposals, and let us get on with the growth plan. A lot of though and planning has gone into the Organizational Amendments and the changes which we intend to effect following their approval. We think this is a real winner. We think there are very attractive acquisition opportunities available in the current market place, and we are eager to begin implementing the growth plan.

26.  Q.   What are the results so far / How close is the vote?

     A. Under the SEC Proxy Rules, it's a violation for anyone to make a prediction about the results of any vote, so we can't really answer your question. What we can tell you however, is that the Shareholders we have heard from have been overwhelmingly positive, and that between 85% and 90% of all votes received have been "for" the Organizational Amendments. The problem however is that the Declaration of Trust requires that a majority of the holders of Preferred Shares, and Common Shares, vote for the Proposals in order for them to be adopted, and that unfortunately, a lot of Shareholders don't take the time to vote, or fill out and send in their proxy cards. The Trustees have asked us to tell you that every vote counts, and to relay their request that Shareholders vote with respect to the Proposals and send in their proxy cards as soon as possible.

27.  Q.   The Shares are in my husband's and my name -- he died last year -
          - what do I do?

     A. The Trust's attorneys have advised us that generally the beneficiary of the Shares under your husband's will has the right to vote the Shares on your husband's behalf if the estate has been fully probated. If not, the Executor or Executrix should be able to vote the Shares on your husband's behalf. We would urge you, however, to call the lawyer who handled your husband's estate, to address your particular situation.

28.  Q.   I hold these shares in my IRA -- who needs to sign?

     A.   You need to speak to your IRA Custodian or Trustee.    They  will
          either vote the Shares for you, or direct you to vote the Shares yourself.
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29.  Q.   What additional paperwork do you need for my vote?

     A. If the Shares are solely in your name, the only thing you need to do is to fully fill out the Proxy Card, sign it and enclose it in the pre-paid, pre-addressed envelope and mail or federal express the envelope to Arlen Capital LLC, the Trust's Administrative Agent, for receipt by them no later than October 22, 1998.

          If the Shares are in multiple names, all Shareholders need to sign the Proxy Card. Additionally, if someone other than the person who is the Shareholder of record is signing on behalf of such person, then we need evidence of the signing person's authority to do so, such as a copy of Power-of-Attorney, or letter of administration.

30.  Q.   How many shares do I own?

     A. The records supplied to us by the Trust's transfer agent show you as owning [number] Shares as of the record date.